EX 99-1
                                                     News
                                                     Release


                                                     Vectren Corporation
                                                     P.O. Box 209
                                                     Evansville, IN  47702-0209

FOR IMMEDIATE RELEASE
April 16, 2004

Contact: Media - Jeff Whiteside, (812) 491-4205 or jwhiteside@vectren.com Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

                         Vectren Energy Delivery of Ohio
                  seeks approval of new natural gas base rates

Dayton, Ohio -- Vectren Energy Delivery of Ohio (VEDO), a subsidiary of Vectren Corporation (NYSE: VVC), issued a pre-filing notice today to the Public Utilities Commission of Ohio (PUCO) of a request to adjust base rates and charges for VEDO's gas distribution business in a 17-county region covering west central Ohio. If the filing is approved, VEDO expects to increase base rates by approximately $25 million to cover the ongoing cost of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve more than 310,000 customers.

The official application is expected to be filed in late May.

If approved, the typical VEDO residential customer who uses natural gas to heat his/her home would see less than an 8 percent increase on the annual bill total. VEDO's request is subject to review and approval by the PUCO.

Today's base rate filing marks the first time in 13 years a request has been filed for a base ("non-gas-costs") rate increase for the VEDO customer base. During this time period, operations have been managed efficiently to avoid an increase in "non-gas costs." However, investments made to serve VEDO customers have exceeded $135 million, and those investments are not reflected in current base rates. Also, health care, labor and other operating costs continue to generate upward pressure on expenses, and a new federal law related to natural gas pipeline safety will result in a significant increase in costs.

"It has been about 13 years since the last adjustment in our customers' base rates. Given this passage of time, an increase is needed to recover the costs associated with providing our customers with safe and reliable gas service. The primary driver is the significant investment in infrastructure upgrades over this time period," said President of Vectren Energy Delivery of Ohio, Steve Bramlage. "A strong utility infrastructure is critical to west central Ohio's continued economic growth. Adjusting our base rates to reflect this investment is important to our efforts to continue to attract the necessary capital to sustain and promote the service reliability that is critical to our customers."

The petition only addresses VEDO's "non-gas costs," which represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas costs" are incurred to build, operate and

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maintain the pipes, other equipment and systems that are used to deliver gas across VEDO's system to its customers. The remaining 70 to 75 cents of each dollar represents the cost of the gas used by customers. That gas is purchased on the wholesale market by VEDO on behalf of its customers, and its purchasing actions are subject to ongoing regulatory scrutiny by the PUCO under the state's Gas Cost Recovery (GCR) procedures to ensure those actions are reasonable. Under Ohio regulation, VEDO is not allowed to make a profit on the cost of gas.

The filing also includes a conservation tariff that heightens the company's promotion of home weatherization and energy conservation. The tariff provides resources for consumers to decrease natural gas usage through energy efficiency measures, and it allows the company to proactively sponsor conservation.

VEDO serves all or a portion of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

About Vectren Corporation
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's regulated energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.